Exhibit 23

CONSENT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

United Bancshares, Inc.

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-106929) on Form S-8 of United Bancshares, Inc. of our report dated March 26, 2010, relating to the consolidated balance sheets of United Bancshares, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report is incorporated by reference in the December 31, 2009 Annual Report on Form 10-K of United Bancshares, Inc.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio

March 26, 2010